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                                   EXHIBIT (p)








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                                SENTRY FUND, INC.

                                 CODE OF ETHICS

                         EFFECTIVE AS OF AUGUST 16, 2000


This Code of Ethics is adopted by the Board of Directors of Sentry Fund, Inc. (the Fund) pursuant to and in recognition of the policies and requirements of
Section 17j of the Investment Company Act of 1940 (the Act) and Rule 17j-1 thereunder.

The following rules are to govern each Access Person, as defined below, in his or her personal securities transactions.

DEFINITIONS

ACCESS PERSON means (i) any director, officer or Advisory Person of the Fund or of the Fund's Investment Adviser; and (ii) any director or officer of the Fund's principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to making any recommendation to the Fund regarding the purchase or sale of Covered Securities.

ADVISORY PERSON means (i) any employee of the Fund or the investment adviser (or of any person in a control relationship to the Fund or the investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to making any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or the investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

BENEFICIAL OWNERSHIP shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

CONTROL has the same meaning as that set forth in Section 2(a)(9) of the Act.

COVERED SECURITY means a security as defined in Section 2(a)(36) of the Act, except that it does not include the following:

         (a)   Direct obligations of the Government of the United States

         (b) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

         (c)   Shares issued by open-end investment companies.

INITIAL PUBLIC OFFERING means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.


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INVESTMENT PERSONNEL of the Fund or the Fund's investment adviser means (i) any employee of the Fund or the Fund's investment adviser (or of any company in a control relationship to the Fund or its investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and
(ii) any natural person who controls the Fund or its investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

LIMITED OFFERING means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

SECURITY HELD OR TO BE ACQUIRED by the Fund means any Covered Security which, within the most recent 15 days:

         (a)   is or has been held by the Fund; or

         (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

         (c) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 17j of the Act.

                           * * * * * * * * * * * * * *


1. General Fiduciary Principles. In addition to the specific principles enunciated in this Code of Ethics, all Access Persons shall be governed by the following general fiduciary principles:

         (a) The duty at all times to place the interests of the Fund's shareholders above all others and to perform all duties and responsibilities with the utmost loyalty to the Fund and its shareholders;

         (b) The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

         (c) The fundamental standard that no Access Person of the Fund should take inappropriate advantage of his or her position.

2. Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for the Fund, or any affiliated person of the investment adviser or principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

         (a)   To employ any device, scheme or artifice to defraud the Fund;

         (b) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

         (c) To engage in any act, practice or course of business that operates or would


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               operate as a fraud or deceit on the Fund; or

         (d)   To engage in any manipulative practice with respect to the Fund.

3.       Restrictions on Personal Investing Activities.


               (a)(i) An Access Person with knowledge that the Fund is considering or has considered purchasing a Covered Security shall not, within 15 days before or after such consideration by the Fund, purchase or sell the Covered Security for himself or herself, or for any relative or associate, if the Access Person has or, by a purchase, acquires a beneficial ownership in the Covered Security.

               (a)(ii) An Access Person with knowledge that the Fund is purchasing or selling or has purchased or sold a Covered Security shall not, within 15 days before or after the purchase or sale by the Fund, purchase or sell the Covered Security for himself or herself, or for any relative or associate, if the Access Person has or, by a purchase, acquires a beneficial ownership in the Covered Security.

         (b) No Access Person shall make any recommendation concerning or otherwise participate in the consideration of any transaction in a Covered Security for the account of the Fund if he or she beneficially owns, directly or indirectly, the Covered Security.

         (c) No Access Person shall sell any security or other property to the Fund or purchase any security or other property from the Fund except securities issued by the Fund.

         (d) No Access Person shall discuss with or otherwise inform others of any contemplated Covered Security transactions by the Fund except in the performance of his or her official duties and in no event for personal gain or for the benefit of others. No Access Person shall release information to dealers or brokers or otherwise (except to those concerned with a transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in conjunction with a regular report to shareholders or to any government authority resulting in such information becoming public knowledge, or (iv) in conjunction with any report to which shareholders are entitled by reason of provisions of the Articles of Incorporation, Bylaws or other similar documents governing the operations of the Fund.

         (e) No Access Person shall seek or accept favors, preferential treatment or any special benefit or consideration, other than of de minimis value, from any broker, dealer or issuer of securities that does business with or on behalf of the Fund.

4. Pre-Clearance. Except for the transactions set forth in Section 5 below, all transactions in securities by Investment Personnel or their immediate families having a beneficial interest, including Initial Public Offerings or Limited Offerings, must be pre-cleared with the Fund's President, or in the absence of the President, with the Fund's Secretary. All pre-clearance requests must be in writing. All approvals or disapprovals of pre-clearance requests must be in writing. All approved pre-cleared transactions must be completed within ten (10) business days of the approval date.

5. Exempted Transactions. The restrictions contained in Section 3 of this Code of Ethics shall not apply to the following transactions:



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         (a)   Purchases or sales effected in any account over which the Access
               Person has no direct or indirect influence or control.

         (b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

         (c)   Purchases or sales which are non-volitional.

         (d) Purchases which are part of an automatic dividend reinvestment plan.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (f) Purchases or sales of securities issued by the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper or shares of registered open-end investment companies.

         (g) Purchases or sales which receive the prior approval of the Board of Directors of the Fund or an ethics committee of the Board or any other person or committee as the Board may appoint by reason that such purchases or sales would be very unlikely to affect a highly institutional market or because they are clearly not related economically to the securities to be purchased, sold or held by the Fund.

6.       Reporting.


         (a) Every Access Person, except as described in Section 6(b) below, shall submit the following reports with respect to transactions in any security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (if the Access Person has no personal securities transactions to report, the Access Person must state "None" on the report form); provided, however, that no report shall be required with respect to transactions effected for any account over which the Access Person does not have any direct or indirect influence or control and that no report shall be required with respect to those securities specified in Section 5 above:

               (i) Initial Holdings Report. No later than 10 days after a person becomes an Access Person, the following information must be provided in an Initial Holdings Report:

                    a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                    b) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.

                    c)   The date that the report is submitted by the Access
                         Person.

               (ii) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information must be provided in a Quarterly Transaction Report:

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                    a)   With respect to any transaction during the quarter in a
                         Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                      (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                      (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                      (3) The price of the Covered Security at which the transaction was effected;

                      (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                      (5) The date that the report is submitted by the Access Person.

                    b) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                      (1) The name of the broker, dealer or bank with whom the Access Person established the account;

                      (2)    The date the account was established; and

                      (3) The date that the report is submitted by the Access Person.

               (iii) Annual Holdings Report. No later than 10 days after the end of a calendar year, the following information must be provided in an Annual Holdings Report, which information must be current as of a date no more than 30 days before the report is submitted:

                    a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                    b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                    c)   The date that the report is submitted by the Access
                         Person.

         (b) A director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a director of the Fund, need not make the following reports:

               (i)    An initial holdings report and an annual holdings report;
                      and

               (ii) A quarterly transaction report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should

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                      have known that during the 15-day period immediately
                      before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

         (c) No less frequently than annually, the Fund, its investment adviser and its principal underwriter, shall furnish to the Fund's Board of Directors, and the Board of Directors shall consider, a written report containing the following information:

               (i) A description of any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics and procedures and sanctions imposed in response to the material violations; and

               (ii) A certification that the Fund, its investment adviser and its principal underwriter, have adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics.

         (d) Reports submitted by an Access Person pursuant to this Code of Ethics may contain a statement that the report shall not be construed as an admission by the Access Person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         (e) All reports submitted by an Access Person pursuant to this Code of Ethics shall be reviewed for compliance with this Code of Ethics by the Secretary of the Fund, except that the report submitted by the Secretary of the Fund shall be reviewed by the President of the Fund. The Board of Directors of the Fund may, in its discretion, delegate responsibility for review of the reports for compliance to a third party.

         (f) The Fund shall notify all persons who are under a duty to make reports to the Fund and shall inform such persons of his or her duty.

         (g) All information contained in the reports filed pursuant to this Code of Ethics shall be deemed confidential and shall not be disclosed to any person except (i) the reporting person; (ii) the Securities and Exchange Commission or any representative thereof;
               (iii) as required by law or legal process; and (iv) as may be necessary or advisable to administer and enforce the provisions of this Code of Ethics.

7. Recordkeeping. The Fund shall adhere to the following recordkeeping requirements:


         (a) A copy of this Code of Ethics, or the Code of Ethics that was in effect at any time within the past five years, must be kept in an easily accessible place.

         (b) A record of any violation of this Code of Ethics, and of any action taken as a result of the violation, must be kept in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred.

         (c) A copy of each report made by an Access Person as required by this Code of Ethics must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

         (d) A record of all persons, currently or within the past five years, who are or were

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               required to make reports under this Code of Ethics, or any previous version of the Fund's Code of Ethics, or who are or were responsible for reviewing reports, must be maintained in an easily accessible place.

         (e) A copy of each report submitted annually to the Fund's Board of Directors by the Fund, its investment adviser and its principal underwriter regarding violations of its Code of Ethics.

         (f) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Initial Public Offerings and Limited Offerings must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

8. Sanctions. Upon discovery of a violation of this Code of Ethics, the Fund's Board of Directors (excluding any member who may be subject to sanctions hereunder) may impose such sanctions as it deems appropriate. Any profit or other benefit realized by an Access Person in violation of this Code of Ethics may be subject to disgorgement.